EXHIBIT 10.1

GRAFTECH INTERNATIONAL LTD.                                                                  12900 Snow Road Parma, Ohio 44130
                                                                                                                                                                             (216) 676-2670
Craig S. Shular                                                                                                                                  Facsimile (216) 676-2526
President and CEO

April 13, 2006

Mr. Gary Whitaker
5 McGuiness Lane
White Plains, NY 10605

Dear Gary:

It is my pleasure to offer you the position of Vice President, General Counsel, and Secretary for GrafTech International Ltd., at the Corporate Headquarters in Parma, Ohio. The annual starting salary is $285,000 per year. You will be eligible to participate in GrafTech’s Incentive Compensation Plan with a 55% target bonus based on a midpoint of $286,000. Additionally, you will be granted 30,000 shares of restricted stock under the Management Long Term Incentive Program with vesting over a three year period: one third will vest on each of your first, second, and third anniversaries with the Company. (These types of LTIP grants generally are made each year with vesting over the upcoming three years). In addition, you are being offered a one-time sign on bonus of $10,000 upon joining our company, with an anticipated start date of May 1, 2006. The Corporation agrees that you shall receive a severance benefit of 2.00 in the event your employment with the Company is terminated subsequent to a Change in Control of the Corporation.

Included in your compensation package will be the UCAR Carbon Company benefit plans for which you are eligible. UCAR’s benefit plans include a 401(k) savings plan with up to 4% company matching on employee contributions (optimum match is $8,800 on the first $220,000 annual salary and an additional $2,600 match in the nonqualified savings plan on salary above the IRS limit of $220,000) and a defined contribution retirement plan with 2.5% contribution on earnings up to the social security maximum and 5% contribution on earnings above this threshold (company contribution on the first $220,000 of annual salary is $8,645 plus an additional $3,250 contribution in the non-qualified defined contribution retirement plan). UCAR plans also include medical, dental, life and disability coverage. You will be eligible for four weeks of annual vacation that vests ratably over the course of the year.

This offer also provides for relocation, which includes a lump sum allowance to cover house hunting, temporary living and final trip expenses. In addition, home sale assistance and home purchase assistance are also included in the package. GrafTech will cover your moving costs under its relocation policy. You will be asked to sign a payback agreement for these expenses.

This offer is contingent on your signing a “Memorandum of Employee’s Agreement” covering the confidential nature of your work, and your passing a pre-employment physical which includes substance screening (for this purpose, it is necessary that you complete the attached Employee Applicant Acknowledgement, Release and Consent Form). In addition, to meet the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide proof of legal employment status. For most applicants, this means presenting your Social Security card and photo driver’s license at the time you are actually employed. Also enclosed is an “Application for Employment”. Please complete this form and return it along with the Release and Consent form.

Please confirm your acceptance of this offer to Tina Romano-Allen. Needless to say, if you have any questions, please do not hesitate to contact me at 216-676-2670 or Tina Romano-Allen at 216-676-2417.

I look forward to your response and to having you on the team!

Regards,
/s/C. S. Shular
Craig Shular
President & CEO
Attachments

I accept this offer of employment
/s/ Gary Whitaker

Date: 5/1/06